UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 12, 2013, Endologix, Inc., a Delaware corporation (the “Company”), entered into a lease agreement (the “Lease”) by and between the Company and The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, for two new office, research and development and manufacturing facilities located at 2 Musick, Irvine, California and 35 Hammond, Irvine, California (collectively, the “Premises”). The Premises consist of approximately 129,000 combined square feet. The Lease has a 15-year term beginning January 1, 2014 (the “Effective Date”) and provides for one optional five-year extension. The initial base rent under the Lease is $1,941,936 per annum, payable in monthly installments of $161,828, and escalating by 3% per annum for years 2015 through 2019 and 4% per annum for years 2020 and beyond, such escalation commencing on the first anniversary of the Effective Date. The Company is entitled to rent abatement for the first nine months of the Lease beginning on the Effective Date but will remain obligated to pay common area operating expenses, insurance and real property taxes during such period. The Premises will replace the Company's existing facilities located at 11 Studebaker, Irvine, California and 1 Hughes, Irvine, California upon the expiration of the existing lease agreements for such facilities in accordance with their respective terms.
The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed with the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2013.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a)    The information set forth under Item 1.01 is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: June 14, 2013	/s/ Shelley B. Thunen
Chief Financial Officer